SGM FUNDS

Amendment No. 1 to Agreement and Declaration of Trust

The undersigned secretary of SGM Funds (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust by unanimous consent:

RESOLVED, that, pursuant to Section 4.1 of the Agreement and Declaration of Trust of the SGM Funds, we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series of Shares: the “SGM Hard Asset Fund.”  The Shares of this Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

and

FURTHER RESOLVED, that the above paragraph shall supersede and take the place of the existing first paragraph of Section 4.2 of the Agreement and Declaration of Trust.

Date: December _22_, 2008.

/s/___________

Alexandra E. Mandis, Secretary